As filed with the U.S. Securities and Exchange Commission on December 5, 2023
Registration No. 333-
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
Stronghold Digital Mining, Inc.
(Exact name of registrant as specified in its charter)
Delaware	7374	86-2759890
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)
595 Madison Avenue, 28th
Floor New York, New York 10022
(845) 579-5992
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
Gregory A. Beard
Chief Executive Officer
595 Madison Avenue, 28th Floor
New York, New York 10022
(845) 579-5992
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copies to:
Daniel M. LeBey
Shelley A. Barber
Vinson & Elkins L.L.P.
1114 Avenue of the Americas, 32nd Floor
New York, New York 10036
(804) 327-6300
Approximate date of commencement of proposed sale to the public:
From time to time after the effective date of this Registration Statement.
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.
Large Accelerated Filer	☐	Accelerated Filer	☐
Non-Accelerated Filer	☒	Smaller Reporting Company	☒
		Emerging Growth Company	☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐
The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

SUBJECT TO COMPLETION, DATED DECEMBER 5, 2023
The information in this preliminary prospectus is not complete and may be changed. The selling stockholder may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy, these securities in any state or jurisdiction where the offer or sale is not permitted
PROSPECTUS
2,798,590 Shares

Stronghold Digital Mining, Inc.
Class A Common Stock
This prospectus relates solely to the offer and sale from time to time of up to an aggregate of 2,798,590 shares of our Class A common stock, par value $0.0001 per share, by the selling stockholder identified in this prospectus (which term as used in this prospectus includes pledgees, donees, transferees or other successors-in-interest). Such shares consist of (a) 2,107,238 shares of Class A common stock that are issuable upon the conversion of shares of Series D Convertible Preferred Stock, par value $0.0001 per share, held by the selling stockholder (the “Series D Preferred Stock”) or upon the exercise of pre-funded warrants, exercise price $0.001 per share (the “Pre-Funded Warrants”), that may be issued in lieu of Class A common stock upon conversion of shares of Series D Preferred Stock, in each case pursuant to an exchange agreement, dated November 13, 2023, between us and the selling stockholder (the “Exchange Agreement”), and (b) 691,352 shares of Class A common stock held by the selling stockholder.
The selling stockholder may offer such shares from time to time as they may determine through public or private transactions or through other means described in the section entitled “Plan of Distribution” at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices. This prospectus does not necessarily mean that the selling stockholder will offer or sell the shares. We cannot predict when or in what amounts the selling stockholder may sell any of the shares offered by this prospectus. Any shares of Class A common stock subject to resale hereunder will have been issued by us and acquired by the selling stockholder prior to any resale of such shares pursuant to this prospectus.
We are registering the shares offered by this prospectus for resale pursuant to, among other things, the registration rights agreement, dated November 13, 2023, entered into by and between us and the selling stockholder pursuant to the terms of the Exchange Agreement (the “Registration Rights Agreement”). We will not receive any of the proceeds from the sale of these shares of our Class A common stock by the selling stockholder. We have agreed to pay all fees and expenses relating to registering these shares of Class A common stock. The selling stockholder will pay any broker commissions or similar commissions or fees incurred for the sale of these shares of Class A common stock.
Because all of the shares offered under this prospectus are being offered by the selling stockholder, we cannot currently determine the price or prices at which our shares may be sold under this prospectus. Our Class A common stock is listed on The Nasdaq Global Market under the symbol “SDIG.” On December 4, 2023, the closing price of our Class A common stock was $5.96 per share.
We are an “emerging growth company” and a “smaller reporting company” under applicable federal securities laws and will be subject to reduced reporting requirements. This prospectus complies with the requirements that apply to an issuer that is an emerging growth company. We have two classes of common stock: Class A common stock and Class V common stock. Each share of Class V common stock has no economic rights but entitles its holder to one vote on all matters to be voted on by stockholders generally. Holders of Class A common stock and Class V common stock vote together as a single class on all matters presented to our stockholders for their vote or approval, except as otherwise required by applicable law or by our amended and restated certificate of incorporation. Q Power LLC, which is controlled by Greg Beard, our Chairman and Chief Executive Officer, and Bill Spence, together with Messrs. Beard and Spence, holds approximately 25.9% of the total voting stock currently outstanding, including 100% of the Class V common stock outstanding, which votes together with the Class A common stock as a single class.
Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
Investing in our Class A common stock involves risks. See “Risk Factors” beginning on page 7 and in the documents we file with the SEC that are incorporated by reference into this prospectus to read about factors you should consider before buying shares of our Class A common stock.
The date of this prospectus is    , 2023.

ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission (the “SEC”) utilizing a “shelf” registration process. Under this shelf registration process, the selling stockholder may offer and sell, from time to time, in one or more offerings, up to 2,798,590 shares of our Class A common stock.
We may file one or more prospectus supplements, or, if appropriate, post-effective amendments, to accompany this prospectus to add, update or change information contained in this prospectus. If the information varies between this prospectus and the accompanying prospectus supplement or post-effective amendment, if any, you should rely on the information in the accompanying prospectus supplement or post-effective amendment. We may also authorize one or more free writing prospectuses to be provided to you that may contain material information relating to the offering. You should read both this prospectus and the accompanying prospectus supplement or post-effective amendment, if any, and any free writing prospectus together with the additional information described under “Where You Can Find More Information.” You should also carefully consider, among other things, the matters discussed in the section entitled “Risk Factors” herein, and the accompanying prospectus supplement or post-effective amendment, if any, and any related free writing prospectus, and under similar headings in any other documents that are incorporated by reference into this prospectus, and the accompanying prospectus supplement or post-effective amendment, if any, and any related free writing prospectus.
This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under the heading “Where You Can Find More Information.”
You should rely only on the information contained or incorporated by reference in this prospectus or in any prospectus supplement or post-effective amendment or free-writing prospectus we may authorize to be delivered or made available to you. Neither we nor the selling stockholder have authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus and any free writing prospectus we have prepared. We and the selling stockholder take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. Offers to sell, and solicitations of offers to buy, shares of our Class A common stock are being made only in jurisdictions where offers and sales are permitted. The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our Class A common stock. Our business, financial condition, results of operations and prospects may have changed since the date of this prospectus.
i

This prospectus contains forward-looking statements that are subject to a number of risks and uncertainties, many of which are beyond our control. See “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” appearing in this prospectus and in the documents we file with the SEC that are incorporated by reference into this prospectus.
Industry and Market Data
The market data and certain other statistical information used or incorporated by reference into this prospectus are based on independent industry publications, publicly available information, business organizations, government publications and other published independent sources. Some data is also based on our good faith estimates. Although we believe these third-party sources are reliable as of their respective dates, neither we nor the selling stockholder have independently verified the accuracy or completeness of this information. Market share data is subject to change and may be limited by the availability of raw data, the voluntary nature of the data gathering process and other limitations in any statistical survey of market share data. Accordingly, you are cautioned not to place undue reliance on such market share data or any other such estimates. The industry in which we operate is subject to a high degree of uncertainty and risk due to a variety of factors, including those described in the section entitled “Risk Factors” appearing in this prospectus and in the documents we file with the SEC that are incorporated by reference into this prospectus. These and other factors could cause results to differ materially from those expressed in these publications.
Trademarks and Trade Names
We rely on various trade names that we use in connection with the operation of our business. This prospectus may also contain trademarks, service marks and trade names of third parties, which are the property of their respective owners. Our use or display of third parties’ trademarks, service marks, trade names or products in this prospectus is not intended to, and does not imply a relationship with, or endorsement or sponsorship by us. Solely for convenience, the trademarks, service marks and trade names referred to in this prospectus may appear without the ®, TM or SM symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the right of the applicable licensor to these trademarks, service marks and trade names.
Presentation of Financial and Other Information
Certain monetary amounts, percentages and other figures included in this prospectus have been subject to rounding adjustments. Percentage amounts included in this prospectus have not in all cases been calculated on the basis of such rounded figures, but on the basis of such amounts prior to rounding. For this reason, percentage amounts in this prospectus may vary from those obtained by performing the same calculations using the figures in our combined financial statements included elsewhere in this prospectus. Certain other amounts that appear in this prospectus may not sum due to rounding.
WHERE YOU CAN FIND MORE INFORMATION
We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and in accordance therewith file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The website address of the SEC is www.sec.gov.
We make available free of charge on or through our website at www.ir.strongholddigitalmining.com, our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we electronically file such material with or otherwise furnish it to the SEC.
We have filed with the SEC a registration statement under the Securities Act of 1933, as amended (the “Securities Act”), relating to the offering of these securities. The registration statement, including the attached exhibits, contains additional relevant information about us and the securities. This prospectus does not contain all of the information set forth in the registration statement. You can obtain a copy of the registration statement for free at www.sec.gov. The registration statement and the documents referred to below under “Incorporation of Certain Information By Reference” are also available on our website, www.ir.strongholddigitalmining.com.
ii

We have not incorporated by reference into this prospectus the information on our website, and you should not consider it to be a part of this prospectus.
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
The SEC allows us to “incorporate by reference” into this prospectus the information we file with the SEC. This means that we can disclose important information to you by referring you to those documents without restating that information in this document. The information incorporated by reference into this prospectus is considered to be part of this prospectus, and information in documents that we file later with the SEC will automatically update and supersede information contained in documents filed earlier with the SEC or contained in this prospectus. We incorporate by reference in this prospectus the documents listed below and all documents that we may subsequently file with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act, after the date on which the registration statement was initially filed with the SEC (including all such documents that we may file with the SEC after the date the registration statement was initially filed and prior to the effectiveness of the registration statement) until all offerings under the registration statement of which this prospectus forms a part are completed or terminated, provided, however, that we are not incorporating, in each case, any documents or information deemed to have been furnished and not filed in accordance with SEC rules:
•	our Annual Report on Form 10-K for the year ended December 31, 2022 filed with the SEC on April 3, 2023 (pursuant to Rule 12b-25 extension);
•	our Definitive Information Statement on Schedule 14C, filed with the SEC on January 30, 2023;
•	Our Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 28, 2023;
•
our Quarterly Reports on Form 10-Q for the fiscal periods ended March 31, 2023, June 30, 2023 and September 30, 2023, filed with the SEC on May 12, 2023, August 11, 2023 and November 14, 2023, respectively;

•
our Current Reports on Form 8-K filed with the SEC (except for items 2.02 and 7.01) on January 3, 2023, January 13, 2023, February 7, 2023, February 24, 2023, March 13, 2023, March 21, 2023, March 22, 2023, April 3, 2023, April 5, 2023, April 24, 2023, May 5, 2023, May 19, 2023, May 26, 2023, June 22, 2023, August 3, 2023, September 12, 2023, October 16, 2023, November 14, 2023 and December 5, 2023; and

•
the description of our capital stock contained in our Registration Statement on Form 8-A, dated October 19, 2021 and any amendment or report filed with the SEC for the purposes of updating such description, including Exhibit 4.1 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2022, filed on April 3, 2023.

We will provide to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, a copy of any or all of the information that we have incorporated by reference into this prospectus. We will provide this information upon written or oral request at no cost to the requester. Requests for these documents should be directed to Stronghold Digital Mining, Inc., 595 Madison Avenue, 28th Floor, New York, New York 10022, telephone (845) 579-5992. We also maintain a website at www.strongholddigitalmining.com where incorporated reports or other documents filed with the SEC may be accessed. We have not incorporated by reference into this prospectus the information contained in, or that can be accessed through, our website, and you should not consider it to be part of this prospectus.
You should rely only on the information contained in this prospectus, including information incorporated by reference as described above, or any prospectus supplement or post-effective amendment that we have specifically referred you to. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus or any prospectus supplement or post-effective amendment is accurate as of any date other than the date on the front of those documents or that any document incorporated by reference is accurate as of any date other than its filing date. You should not consider this prospectus to be an offer or solicitation relating to the securities in any jurisdiction in which such an offer or solicitation relating to the securities is not authorized. Furthermore, you should not consider this prospectus to be an offer or solicitation relating to the securities if the person making the offer or solicitation is not qualified to do so, or if it is unlawful for you to receive such an offer or solicitation.
iii

PROSPECTUS SUMMARY
This summary contains basic information about us and the offering. Because it is a summary, it does not contain all the information that you should consider before investing in our Class A common stock. You should read and carefully consider this entire prospectus before making an investment decision, especially the information presented under the heading “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements,” included in or incorporated by reference into this prospectus, and the information incorporated herein by reference, including our financial statements.
Except as otherwise indicated or required by the context, all references in this prospectus to the “Company,” “we,” “us” or “our” relate to Stronghold Digital Mining, Inc. (“Stronghold Inc.”) and its consolidated subsidiaries following the reorganization of the Company effected on April 1, 2021. References in this prospectus to “Q Power” refer to Q Power LLC, which prior to the reorganization (i) was the sole regarded owner of Stronghold Digital Mining LLC (f/k/a Stronghold Power LLC) (“SDM”) and (ii) indirectly held 70% of the limited partner interests and 100% of the general partner interests in Scrubgrass Reclamation Company, L.P. (f/k/a Scrubgrass Generating Company, L.P.) (“Scrubgrass LP”).
Overview
We were incorporated as a Delaware corporation on March 19, 2021. We are a low-cost, environmentally beneficial, vertically integrated crypto asset mining company focused on mining Bitcoin with environmental remediation and reclamation services. We wholly own and operate two coal refuse power generation facilities that we have upgraded: (i) our first reclamation facility located on a 650-acre site in Scrubgrass Township, Venango County, Pennsylvania, which we acquired the remaining interest of in April 2021, and has the capacity to generate approximately 83.5 megawatts (“MW”) of electricity and (ii) a facility located near Nesquehoning, Pennsylvania, which we acquired in November 2021, and has the capacity to generate approximately 80 MW of electricity. Both facilities qualify as an Alternative Energy System because coal refuse is classified under Pennsylvania law as a Tier II Alternative Energy Source (large-scale hydropower is also classified in this tier). We are committed to generating our energy and managing our assets sustainably, and we believe that we are one of the first vertically integrated crypto asset mining companies with a focus on environmentally beneficial operations.
We believe that our integrated model of owning our own power plants and Bitcoin mining data center operations helps us to produce Bitcoin at a cost that is attractive versus the price of Bitcoin, and generally below the prevailing market price of power that many of our peers must pay and may have to pay in the future during periods of uncertain or elevated power pricing. Due to the environmental benefit resulting from the remediation of the sites from which the waste coal utilized by our two power generation facilities is removed, we also qualify for Tier II renewable energy tax credits (“RECs”) in Pennsylvania. These RECs are currently valued at approximately over $27 per megawatt hour and help reduce our net cost of power. We believe that our ability to utilize RECs in reducing our net cost of power further differentiates us from our public company peers that purchase power from third-party sources or import power from the grid and that do not have access to RECs or other similar tax credits. Should power prices weaken to a level that is below our cost to produce power, we have the ability to purchase power from the PJM Interconnection Merchant Market (“PJM”) grid to ensure that we are producing Bitcoin at the lowest possible cost. Conversely, we are able to sell power to the PJM grid instead of using the power to produce Bitcoin, as we have recently done, on an opportunistic basis, when revenue from power sales exceeds Bitcoin mining revenue. We operate as a market participant through PJM Interconnection, a Regional Transmission Organization (“RTO”) that coordinates the movement of wholesale electricity. Our ability to sell energy in the wholesale generation market in the PJM RTO provides us with the ability to optimize between selling power to the grid and mining for Bitcoin. We also believe that owning our own power source makes us a more attractive partner to crypto asset mining equipment purveyors. We intend to leverage these competitive advantages to continue to grow our business through the opportunistic acquisition of additional power generating assets and miners.

Emerging Growth Company and Smaller Reporting Company Status
As a company with less than $1.235 billion in revenue during our last fiscal year, we qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). An emerging growth company may take advantage of specified reduced reporting and other requirements that are otherwise applicable generally to public companies. These provisions include:
•	We are not required to engage an auditor to report on our internal controls over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act of 2002;
•
We are not required to comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (i.e., an auditor discussion and analysis);

•	We are not required to submit certain executive compensation matters to stockholder advisory votes, such as “say-on-pay,” “say-on-frequency” and “say-on-golden parachutes”; and
•
We are not required to disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the chief executive officer’s compensation to median employee compensation.

We may take advantage of these provisions until the last day of our fiscal year following the fifth anniversary of the completion of our initial public offering (the “IPO”) or such earlier time that we are no longer an emerging growth company. We would cease to be an emerging growth company upon the earliest of: (i) the last day of the first fiscal year in which our annual gross revenues are $1.235 billion or more; (ii) the date on which we have, during the previous three-year period, issued more than $1.0 billion in non-convertible debt securities; (iii) on the last day of the fiscal year following the date of the fifth anniversary of our first sale of common equity securities under an effective registration statement or (iv) the date on which we are deemed to be a “large accelerated filer,” which will occur as of the end of any fiscal year in which we (x) have an aggregate market value of our common stock held by non-affiliates of $700 million or more as of the last business day of our most recently completed second fiscal quarter, (y) have been required to file annual and quarterly reports under the Exchange Act, for a period of at least 12 months and (z) have filed at least one annual report pursuant to the Exchange Act.
We have elected to take advantage of the reduced disclosure obligations listed above in this prospectus, and may elect to take advantage of other reduced reporting requirements in future filings. In particular, we have elected to adopt the reduced disclosure with respect to our executive compensation disclosure. As a result of this election, the information that we provide stockholders may be different than you might get from other public companies.
The JOBS Act permits an emerging growth company like us to take advantage of an extended transition period to comply with new or revised accounting standards applicable to public companies. We have elected to use this extended transition period and, as a result, we will adopt new or revised accounting standards on the relevant dates on which adoption of such standards is required for private companies. Our election to use the transition periods permitted by this election may make it difficult to compare our financial statements to those of non-emerging growth companies and other emerging growth companies that have opted out of the extended transition periods permitted under the JOBS Act and that will comply with new or revised financial accounting standards. If we were to subsequently elect instead to comply with public company effective dates, such election would be irrevocable pursuant to the JOBS Act.
Additionally, we are a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. We will remain a smaller reporting company until the last day of the fiscal year in which (1) the market value of our common stock held by non-affiliates exceeds $250 million as of the end of that fiscal year’s second fiscal quarter and (2) our annual revenues exceeded $100 million during such completed fiscal year and the market value of our common stock held by non-affiliates exceeds $700 million as of the end of that fiscal year’s second fiscal quarter.

Our Offices
Our principal executive offices are located at 595 Madison Avenue, 28th Floor, New York, New York 10022, and our telephone number at that address is (845) 579-5992. Our website address is www.strongholddigitalmining.com. Information contained on our website does not constitute part of this prospectus.

The Offering
Issuer
Stronghold Digital Mining Inc.
Class A common stock offered by the selling stockholder
2,798,590 shares, consisting of (i) 2,107,238 shares of Class A common stock that are issuable upon the conversion of shares of Series D Preferred Stock or the exercise of the Pre-Funded Warrants, and (ii) 691,352 shares of Class A common stock.
Class A common stock outstanding
8,841,114 shares (as of December 1, 2023).
Class V common stock outstanding
2,405,760 shares (as of December 1, 2023). Class V shares do not have economic rights. In connection with any redemption of Stronghold LLC Units pursuant to the Redemption Right or our Call Right (each as defined herein), the corresponding number of shares of Class V common stock will be cancelled.
Voting rights
Each outstanding share of our Class A common stock entitles its holder to one vote on all matters to be voted on by stockholders generally. Each outstanding share of our Class V common stock entitles its holder to one vote on all matters to be voted on by stockholders generally. Holders of our Class A common stock and Class V common stock vote together as a single class on all matters presented to our stockholders for their vote or approval, except as otherwise required by applicable law or by our amended and restated certificate of incorporation. See “Description of Capital Stock.”
Use of proceeds
We will not receive any proceeds from the sale of the shares of our Class A common stock by the selling stockholder.
Registration Rights
Under the terms of the Registration Rights Agreement, we agreed to file with the SEC this registration statement with respect to the registration of the resale by the selling stockholder of all “Registrable Securities” (as defined in the Registration Rights Agreement) on a continuous basis pursuant to Rule 415 promulgated under the Securities Act (“Rule 415”), and to use our commercially reasonable efforts to cause this registration statement to become effective within the timeframe specified in the Registration Rights Agreement (but in no event after the 60th calendar day following the date of the Registration Rights Agreement or, in the event of a review by the SEC, the 90th calendar day). In addition, we agreed that, upon the registration statement being declared effective under the Securities Act, we will use reasonable best efforts to keep this registration statement continuously effective under the Securities Act until the date that all Registrable Securities covered hereby have been publicly sold by the selling stockholder.

Dividend policy
We currently anticipate that we will retain all future earnings, if any, to finance the growth and development of our business. We do not intend to pay cash dividends in the foreseeable future.
Redemption rights of Stronghold Unit Holders
Under the Fifth Amended and Restated Limited Liability Company Agreement of Stronghold LLC, as amended from time to time (the “Stronghold LLC Agreement”), each Stronghold Unit Holder (other than Stronghold Inc.), subject to certain limitations, has the right (the “Redemption Right”), to cause Stronghold LLC to acquire all or a portion of its Stronghold LLC Units for, at Stronghold LLC’s election, (i) shares of our Class A common stock at a redemption ratio of one share of Class A common stock for each Stronghold LLC Unit redeemed, subject to conversion rate adjustments for stock splits, stock dividends and reclassification and other similar transactions or (ii) an approximately equivalent amount of cash as determined pursuant to the terms of the Stronghold LLC Agreement. Alternatively, upon the exercise of the Redemption Right, Stronghold Inc. (instead of Stronghold LLC) has the right (the “Call Right”) to acquire each tendered Stronghold LLC Unit directly from the redeeming Stronghold Unit Holder for, at its election, (x) one share of Class A common stock, subject to conversion rate adjustments for stock splits, stock dividends and reclassification and other similar transactions, or (y) an approximately equivalent amount of cash as determined pursuant to the terms of the Stronghold LLC Agreement. In addition, Stronghold Inc. has the right to require (i) upon the acquisition by Stronghold Inc. of substantially all of the Stronghold LLC Units, certain minority unitholders or (ii) upon a change of control of Stronghold Inc., each Stronghold Unit Holder (other than Stronghold Inc.), in each case, to exercise its Redemption Right with respect to some or all of such unitholder’s Stronghold LLC Units. In connection with any redemption of Stronghold LLC Units pursuant to the Redemption Right or the Call Right, the corresponding number of shares of Class V common stock will be cancelled. Defined terms have the meanings set forth in the 2022 Form 10-K.
Tax Receivable Agreement
Stronghold Inc. has entered into a Tax Receivable Agreement with Q Power and an agent named by Q Power (the “Tax Receivable Agreement”), which provides for the payment by Stronghold Inc. to Q Power (or its permitted assignees) of 85% of the net cash savings, if any, in U.S. federal, state and local income tax and franchise tax (computed using the estimated impact of state and local taxes) that Stronghold Inc. actually realizes (or is deemed to realize in certain circumstances) as a result of certain tax basis increases and certain tax benefits attributable to imputed interest. Stronghold Inc. will retain the remaining net cash savings, if any. See “Risk Factors” appearing in this prospectus and in the documents we file with the SEC that are incorporated by reference into this prospectus as well as “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Tax Receivable Agreement” in the 2022 Form 10-K. Defined terms have the meanings set forth in the 2022 Form 10-K.
Listing symbol
Our Class A common stock is listed on The Nasdaq Global Market under the symbol “SDIG.”
Risk factors
You should carefully read and consider the information beginning on page 7 of this prospectus set forth under the heading “Risk Factors” and in the documents we file with the SEC that are incorporated by reference into this prospectus and all other information set forth in or incorporated by reference into this prospectus before deciding to invest in our Class A common stock.

RISK FACTORS
An investment in our Class A common stock involves a high degree of risk. You should carefully consider the information set forth under “Risk Factors” contained in our most recent Annual Report on Form 10-K for the fiscal year ended December 31, 2022 (the “2022 Form 10-K”), and any updates in our subsequently filed Quarterly Reports on Form 10-Q or Current Reports on Form 8-K, together with the other information contained or incorporated by reference in this prospectus, including “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited consolidated financial statements and related notes, before investing in our Class A common stock. The occurrence of any of these risks could materially and adversely affect our business, financial condition, results of operations, in which case the trading price of our Class A common stock could decline and you could lose all or part of your investment.
Risks Related to our Class A Common Stock
Sales of substantial amounts of our Class A common stock by the selling stockholder, or the perception that these sales could occur, could adversely affect the price of our Class A common stock.
We are registering the offer and sale of the Class A common shares covered by this prospectus to, among other things, satisfy the registration rights we granted to the selling stockholder pursuant to the Registration Rights Agreement, so that the Class A common stock may be offered for sale into the public market by the selling stockholder. Subject to certain exceptions, we may be obligated to keep this prospectus current so that the shares of Class A common stock covered by this prospectus can be sold in the public market at any time. The number of shares of Class A common stock covered by this prospectus is significant in relation to our currently outstanding Class A common stock and the historical trading volume of our Class A common stock. The sale by the selling stockholder of all or a significant portion of the shares of Class A common stock covered by this prospectus could have a material adverse effect on the market price of our Class A common stock. In addition, the perception in the public markets that the selling stockholder might sell all or a portion of the shares of Class A common stock covered by this prospectus could also, in and of itself, have a material adverse effect on the market price of our Class A common stock.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
The information in this prospectus includes “forward-looking statements.” All statements, other than statements of historical fact included in this prospectus, regarding our strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects, plans and objectives of management are forward-looking statements. When used in this prospectus, the words “may,” “might,” “will,” “should,” “seek,” “approximately,” “plan,” “possible,” “potential,” “predict,” “continue,” “could,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “project” or the negative of such terms or other similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. These forward-looking statements are based on our current expectations and assumptions about future events and are based on currently available information as to the outcome and timing of future events. When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements described under the heading “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business” included in this prospectus or included in the 2022 Form 10-K, or any subsequent updates in our Quarterly Reports on Form 10-Q or Current Reports on Form 8-K. These forward-looking statements are based on management’s current belief, based on currently available information, as to the outcome and timing of future events.
Forward-looking statements may include statements about:
•	the hybrid nature of our business model, which is highly dependent on the price of Bitcoin;
•	our ability to raise capital to fund our business growth;
•	our dependence on the level of demand and financial performance of the crypto asset industry;
•	our ability to manage our growth, business, financial results and results of operations;
•	uncertainty regarding our evolving business model;
•	our ability to maintain sufficient liquidity to fund operations, growth and acquisitions;
•	our substantial indebtedness and its effect on our results of operations and our financial condition;
•	uncertainty regarding the outcomes, monetary or otherwise, of any investigations or proceedings;
•	our ability to retain management and key personnel and the integration of new management;
•	our ability to enter into purchase agreements, acquisitions and financing transactions;
•	our ability to maintain our relationships with our third-party brokers and our dependence on their performance;
•	public health crises, epidemics, and pandemics such as the coronavirus (“COVID-19”) pandemic;
•	our ability to procure crypto asset mining equipment from foreign-based suppliers;
•
developments and changes in laws and regulations, including increased regulation of the crypto asset industry through legislative action and revised rules and standards applied by The Financial Crimes Enforcement Network under the authority of the U.S. Bank Secrecy Act and the Investment Company Act;

•	the future acceptance and/or widespread use of, and demand for, Bitcoin and other crypto assets;
•	our ability to respond to price fluctuations and rapidly changing technology;
•	our ability to operate our coal refuse power generation facilities as planned;
•	our ability to develop and monetize our carbon capture project to generate meaningful revenue, on a timely basis or at all;
•	our ability to avail ourselves of tax credits for the clean-up of coal refuse piles; and
•	legislative or regulatory changes, and liability under, or any future inability to comply with, existing or future energy regulations or requirements.

We caution you that these forward-looking statements are subject to a variety of risks and uncertainties, most of which are difficult to predict and many of which are beyond our control. These risks include, but are not limited to, decline in demand for our products and services, the seasonality and volatility of the crypto asset industry, our acquisition strategies, the inability to comply with developments and changes in regulation, cash flow and access to capital, maintenance of third party relationships, the COVID-19 pandemic and the other risks described under “Risk Factors” in this prospectus and in the documents we file with the SEC that are incorporated by reference into this prospectus.
Should one or more of the risks or uncertainties described in this prospectus occur, or should underlying assumptions prove incorrect, our actual results and plans could differ materially from those expressed in any forward-looking statements.
All forward-looking statements, expressed or implied, included in this prospectus are expressly qualified in their entirety by this cautionary statement. This cautionary statement should also be considered in connection with any subsequent written or oral forward-looking statements that we or persons acting on our behalf may issue.
Any forward-looking statement that we make in this prospectus speaks only as of the date of such statement. Except as otherwise required by applicable law, we disclaim any duty to update any forward-looking statements, all of which are expressly qualified by the statements in this section, to reflect events or circumstances after the date of this prospectus.

USE OF PROCEEDS
We are registering 2,798,590 shares, consisting of (i) 2,107,238 shares of Class A common stock that are issuable upon the conversion of shares of Series D Preferred Stock or the exercise of the Pre-Funded Warrants, and (ii) 691,352 shares of Class A common stock. We will not receive any proceeds from the sale of the shares of our Class A common stock by the selling stockholder. The net proceeds from the sale of the shares of our Class A common stock offered pursuant to this prospectus will be received by the selling stockholder for its account. Pursuant to the Registration Rights Agreement, we have agreed to pay all fees and expenses relating to registering these shares of our Class A common stock. The selling stockholder will pay any broker commissions or similar commissions or fees incurred for the sale of such shares.

SELLING STOCKHOLDER
Pursuant to the Exchange Agreement, we entered into the Registration Rights Agreement and agreed to prepare and file with the SEC this registration statement covering the resale of the Registrable Securities covered hereby on a continuous basis pursuant to Rule 415, and to cause this registration statement to become effective within the timeframes specified in the Registration Rights Agreement (but in no event after the 60th calendar day following the date of the Registration Rights Agreement or, in the event of a review by the SEC, the 90th calendar day). In addition, we agreed that, upon the registration statement being declared effective under the Securities Act, we will use reasonable best efforts to keep the registration statement continuously effective under the Securities Act until the date that all Registrable Securities covered hereby have been publicly sold by the selling stockholder.
We are registering 2,798,590 shares, consisting of (i) 2,107,238 shares of Class A common stock that are issuable upon the conversion of shares of Series D Preferred Stock or the exercise of the Pre-Funded Warrants, and (ii) 691,352 shares of Class A common stock, in order to permit the selling stockholder to offer such shares for resale from time to time pursuant to this prospectus. This prospectus also covers any additional securities that may become issuable in respect of the shares described in this paragraph by reason of stock splits, stock dividends or other similar transactions.
On November 13, 2023, we entered into the Exchange Agreement with the selling stockholder for the issuance and sale of 15,582 shares of Series D Preferred Stock and consummated the transactions contemplated thereby. Subject to certain ownership limitations, shares of Series D Preferred Stock are convertible upon issuance and will be convertible until February 20, 2028, at which point they will automatically convert into shares of Class A common stock or, subject to certain ownership limitations, into Pre-Funded Warrants. Subject to certain ownership limitations, the Pre-Funded Warrants are exercisable upon issuance and do not terminate until exercised in full. On November 15, 2023, the selling stockholder converted 4,242 shares of Series D Preferred Stock into 788,263 shares of Class A common stock.
When we refer to the “selling stockholder” in this prospectus, we mean the persons and entities listed in the table below, and the pledgees, donees, permitted transferees, assignees, successors and others who later come to hold any of the selling stockholder’s interests in shares of our Class A common stock, in accordance with the terms of the Registration Rights Agreement and other than through a public sale.
The table below lists the selling stockholder and other information regarding the ownership of the shares of Class A common stock by the selling stockholder. This includes the number of shares of Class A common stock owned by the selling stockholder, based on information provided to us by the selling stockholder, based on its ownership of the shares of Class A common stock and securities convertible or exercisable into shares of Class A common stock, as of December 1, 2023 (except as noted in the footnotes to the table below), assuming conversion or exercise of the securities convertible into or exercisable for shares of Class A common stock held by the selling stockholder on that date, if applicable, without regard to any limitations on conversions or exercises.
This prospectus generally covers the resale of the maximum number of Class A common stock that may be received upon conversion of the Series D Preferred Stock. The table below assumes that the outstanding shares of Series D Preferred Stock were converted in full into shares of Class A common stock as of the trading day immediately preceding the date this registration statement was initially filed with the SEC, without regard to any limitations, including any applicable Beneficial Ownership Limitations (as defined below), on the conversion of the Series D Preferred Stock. The column titled “Shares Beneficially Owned After the Offering” assumes the sale of all of the shares offered by the selling stockholder pursuant to this prospectus.
Under the terms of the Series D Preferred Stock and the Pre-Funded Warrants, the selling stockholder may not convert the Series D Preferred Stock or exercise the Pre-Funded Warrants to the extent such conversion or exercise would cause the selling stockholder, together with its affiliates and attribution parties, to beneficially own a number of shares of Class A common stock which would exceed 9.99% of our then outstanding Class A common stock following such conversion or exercise, excluding for purposes of such determination shares of Class A common stock issuable upon the conversion of such Series D Preferred Stock or exercise of such Pre-Funded Warrants which have not been converted or exercised (collectively, the “Beneficial Ownership Limitations”). The number of shares in the table do not reflect the Beneficial Ownership Limitations.

Except as noted in the footnotes to the table below or elsewhere in this prospectus, the selling stockholder does not have, and has not had since our inception, any position, office or other material relationship with us or any of our affiliates. Based on information provided to us by the selling stockholder and as of the date the same was provided to us, assuming that the selling stockholder sells all the shares of our Class A common stock beneficially owned by it that have been registered by us pursuant to this registration statement and does not acquire any additional shares during the offering, the selling stockholder will not own any shares other than those appearing in the column entitled “Shares Beneficially Owned After the Offering.” See “Plan of Distribution.” We cannot advise as to whether the selling stockholder will in fact sell any or all of such shares. In addition, the selling stockholder may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, the shares in transactions exempt from the registration requirements of the Securities Act after the date on which it provided the information set forth on the table below.
	Shares Beneficially Owned Prior to the Offering(1)			Number of Shares Being Offered(1)	Shares Beneficially Owned After the Offering(1)
	Class A Common Stock		Cumulative Voting Power	Class A Common Stock	Class A Common Stock		Cumulative Voting Power
Name of Selling Stockholder	Number	%(1)	%(1)	Number	Number	%	%
Adage Capital Partners L.P.(2)	2,800,910	25.6%	21.0%	2,798,590	2,320	*	*
*	Indicates beneficial ownership of less than 1%.
(1)
Assumes that the outstanding Series D Preferred Stock will be converted in full into shares of Class A common stock, without regard to any limitations, including any applicable Beneficial Ownership Limitations, on the conversion of the Series D Preferred Stock. Under the terms of the Series D Preferred Stock, the selling stockholder may not convert the Series D Preferred Stock to the extent such conversion would cause the selling stockholder to exceed the applicable Beneficial Ownership Limitations.

(2)
Consists of (i) 2,107,238 shares of Class A common stock that are issuable upon the conversion of the shares of Series D Preferred Stock held by Adage Capital Partners, L.P. (or upon exercise of the Pre-Funded Warrants issuable to Adage Capital Partners, L.P., when and if issued), (ii) 691,352 shares of Class A common stock held by Adage Capital Partners, L.P., and (iii) 2,320 shares of Class A common stock that are issuable upon the exercise of certain other warrants held by Adage Capital Partners, L.P. (collectively, the “Adage Securities”). The Adage Securities are directly held by Adage Capital Partners, L.P., and the following reporting persons may be deemed to beneficially own the Adage Securities: (i) Adage Capital Partners, L.P. has shared voting power and shared dispositive power over the Adage Securities, (ii) Adage Capital Partners GP, L.L.C., as the general partner of Adage Capital Partners L.P., has shared voting power and shared dispositive power over the Adage Securities, (iii) Adage Capital Advisors, L.L.C., as the managing member of Adage Capital Partners GP, L.L.C., has shared voting power and shared dispositive power over the Adage Securities, (iv) Robert Atchinson, as a managing member of Adage Capital Advisors, L.L.C., has shared voting power and shared dispositive power over the Adage Securities and (v) Phillip Gross, as a managing member of Adage Capital Advisors, L.L.C., has shared voting and shared dispositive power over the Adage Securities. Each of Adage Capital Partners, L.P., Adage Capital Partners GP, L.L.C., Adage Capital Advisors, L.L.C., Robert Atchinson and Phillip Gross disclaims beneficial ownership, except to the extent of their respective pecuniary interests therein. The principal business office of each of Adage Capital Partners L.P., Adage Capital Partners GP, L.L.C., Adage Capital Advisors, L.L.C., Robert Atchinson and Phillip Gross is 200 Clarendon Street, 52nd Floor, Boston, Massachusetts 02116.

DESCRIPTION OF CAPITAL STOCK
The authorized capital stock of Stronghold Inc. consists of 238,000,000 shares of Class A common stock, $0.0001 par value per share, 50,000,000 shares of Class V common stock, $0.0001 par value per share, and 50,000,000 shares of preferred stock, $0.0001 par value per share, of which a series of 23,102 shares of Series C Convertible Preferred Stock, par value $0.0001 per share (the “Series C Preferred Stock”), and a series of 15,582 shares of Series D Preferred Stock have been designated. As of December 1, 2023, there were 8,841,114 shares of Class A common stock, 2,405,760 shares of Class V common stock, 5,990 shares of Series C Preferred Stock, and 11,340 shares of Series D Preferred Stock issued and outstanding. As of December 1, 2023, there were 27 stockholders of record of our Class A common stock, one stockholder of record of our Class V common stock, two stockholders of record of our Series C Preferred Stock, and one stockholder of record of our Series D Preferred Stock.
The following summary of the capital stock, our second amended and restated certificate of incorporation and amended and restated bylaws of Stronghold Inc. does not purport to be complete and is qualified in its entirety by reference to the provisions of applicable law and to our second amended and restated certificate of incorporation and amended and restated bylaws, which are filed as exhibits to the registration statement of which this prospectus is a part.
Class A Common Stock
Voting Rights. Holders of shares of Class A common stock are entitled to one vote per share held of record on all matters to be voted upon by the stockholders. The holders of Class A common stock do not have cumulative voting rights in the election of directors.
Dividend Rights. Holders of shares of our Class A common stock are entitled to ratably receive dividends when and if declared by our Board out of funds legally available for that purpose, subject to any statutory or contractual restrictions on the payment of dividends and to any prior rights and preferences that may be applicable to any outstanding preferred stock.
Liquidation Rights. Upon our liquidation, dissolution, distribution of assets or other winding up, the holders of Class A common stock are entitled to receive ratably the assets available for distribution to the stockholders after payment of liabilities and the liquidation preference of any of our outstanding shares of preferred stock.
Other Matters. The shares of Class A common stock have no preemptive or conversion rights and are not subject to further calls or assessment by us. There are no redemption or sinking fund provisions applicable to the Class A common stock. All issued and outstanding shares of our Class A common stock are fully paid and non-assessable.
Class V Common Stock
Voting Rights. Holders of shares of our Class V common stock are entitled to one vote per share held of record on all matters to be voted upon by the stockholders. Holders of shares of our Class A common stock and Class V common stock vote together as a single class on all matters presented to our stockholders for their vote or approval.
Dividend and Liquidation Rights. Holders of our Class V common stock do not have any right to receive dividends, unless (i) the dividend consists of shares of our Class V common stock or of rights, options, warrants or other securities convertible or exercisable into or exchangeable or redeemable for shares of Class V common stock paid proportionally with respect to each outstanding share of Class V common stock and (ii) a dividend consisting of shares of Class A common stock or of rights, options, warrants or other securities convertible or exercisable into or exchangeable or redeemable for shares for Class A common stock on equivalent terms is simultaneously paid to the holders of Class A common stock. Holders of our Class V common stock do not have any right to receive a distribution upon a liquidation or winding up of Stronghold Inc.
Other Matters. The shares of Class V common stock have no preemptive or conversion rights and are not subject to further calls or assessment by us. There are no redemption or sinking fund provisions applicable to the Class V common stock. All outstanding shares of our Class V common stock are fully paid and non-assessable.

Preferred Stock
General Description
Our second amended and restated certificate of incorporation authorizes our Board, subject to any limitations prescribed by law, without further shareholder approval, to establish and to issue from time to time one or more classes or series of preferred stock, par value $0.0001 per share, covering up to an aggregate of 50,000,000 shares of preferred stock. Each class or series of preferred stock will cover the number of shares and will have the powers, preferences, rights, qualifications, limitations and restrictions determined by the Board.
Except as provided by law or in a preferred stock designation, the holders of preferred stock will not be entitled to vote at or receive notice of any meeting of stockholders. In some cases, the issuance of preferred stock could delay or discourage a change of control in us.
The issuance of preferred stock, while providing desired flexibility in connection with possible acquisitions and other corporate purposes, could adversely affect the voting power of holders of our common stock. It could also affect the likelihood that holders of our common stock will receive dividend payments and payments upon liquidation.
Series C Preferred Stock
Pursuant to our Certificate of Designations (the “Series C Certificate of Designations”), filed with the Secretary of State of the State of Delaware with respect to the Series C Preferred Stock, we designated 23,102 shares of our authorized and unissued preferred stock as Series C Preferred Stock, and established the rights, preferences and privileges of the Series C Preferred Stock, which are summarized below. As of December 1, 2023, we had 5,990 shares of Series C Preferred Stock outstanding.
Designation and Amount. The Series C Certificate of Designations designates twenty-three thousand, one hundred two (23,102) shares of Series C Preferred Stock, with each share having a stated value of $1,000, subject to any adjustment for stock splits, stock combinations, recapitalizations and similar transactions as set forth in the Series C Certificate of Designations (the “Series C Stated Value”).
Ranking and Liquidation Preference. The Series C Preferred Stock ranks, with respect to rights upon an acquisition, merger or consolidation of the Company, sale of all or substantially all assets of the Company, other business combination or liquidation, dissolution or winding up of the affairs of the Company, either voluntary or involuntary (collectively, a “Liquidation Event”), (i) senior to the Class A common stock and Class V common stock and any other class or series of capital stock of the Company the terms of which do not expressly provide that such class or series ranks senior to or on parity with the Series C Preferred Stock with respect to a Liquidation Event (“Series C Junior Stock”), (ii) on a parity with the Series D Preferred Stock and any other class or series of capital stock of the Company the terms of which provide that such class or series ranks on a parity with the Series C Preferred Stock with respect to a Liquidation Event (“Series C Parity Stock”), and (iii) junior to any other class or series of capital stock of the Company the terms of which expressly provide that such class or series ranks senior to the Series C Preferred Stock with respect to a Liquidation Event (“Series C Senior Stock”). In the event of a Liquidation Event, each holder of shares of Series C Preferred Stock then outstanding shall be entitled to receive, before any payment or distribution of any assets of the Company shall be made or set apart for holders of the Series C Junior Stock, an amount per share of Series C Preferred Stock equal to the Series C Stated Value.
Voting Rights. Except as required by the DGCL or our second amended and restated certificate of incorporation, holders of shares of Series C Preferred Stock do not have any voting rights, except that the approval of holders of at least two-thirds (66.67%) of the then-outstanding shares of Series C Preferred Stock is required to (i) amend, alter, repeal or otherwise modify (whether by merger, operation of law, consolidation or otherwise) (a) any provision of our second amended and restated certificate of incorporation or our amended and restated bylaws in a manner that would adversely affect the powers, rights, preferences or privileges of the Series C Preferred Stock, or (b) any provision of the Series C Certificate of Designations, (ii) authorize, create, increase the amount of, or issue any Series C Preferred Stock or any class or series of Series C Senior Stock or Series C Parity Stock or any security convertible into, or exchangeable or exercisable for, shares of Series C

Preferred Stock, Series C Senior Stock, or Series C Parity Stock, (iii) authorize, enter into or otherwise engage in a Fundamental Transaction (as defined in the Series C Certificate of Designations) unless such Fundamental Transaction does not adversely affect the rights, preferences or privileges of the Series C Preferred Stock, and (iv) agree or consent to any of the foregoing.
Optional Conversion. Each holder is entitled, upon written notice to the Company, to convert all or a portion of such holder’s outstanding shares of Series C Preferred Stock into a number of shares of Class A common stock (a “Series C Optional Conversion”) at a conversion rate equal to (i) the Series C Stated Value plus cash in lieu of any fractional shares, divided by (ii) a conversion price of $4.00 per share of Class A common stock, subject to certain adjustments provided in the Series C Certificate of Designations (the “Series C Conversion Price”). A holder does not have the right to effect a Series C Optional Conversion to the extent that, after giving effect to such conversion, such holder (together with such holder’s affiliates and any person acting as a group with such holder or any of its affiliates) would beneficially own in excess of 9.99% of the number of shares of Class A common stock outstanding immediately after giving effect to such conversion (the “Series C Beneficial Ownership Limitation”).
In the event of any Fundamental Transaction, as described in the Series C Certificate of Designations and generally including any merger with or into another entity, sale of all or substantially all of the Company’s assets, tender offer or exchange offer, reclassification of shares of the Class A common stock, or stock purchase agreement or other business combination wherein another person or group acquires more than 50% of the then-outstanding shares of Class A common stock, then upon any subsequent Series C Optional Conversion or the Series C Automatic Conversion (as defined below), the holder has the right to receive as alternative consideration, for each share of Class A common stock that would have been issuable upon such Series C Optional Conversion or the Series C Automatic Conversion immediately prior to the occurrence of such Fundamental Transaction, the number of shares of Class A common stock of the successor or acquiring corporation or of the Company, if it is the surviving corporation, and any additional consideration receivable upon or as a result of such transaction by a holder of the number of shares of Class A common stock into which the shares of Series C Preferred Stock are convertible immediately prior to such event.
Automatic Conversion. Upon the fifth anniversary of the date of issuance of the Series C Preferred Stock, each share of Series C Preferred Stock then outstanding will automatically and immediately convert into shares of Class A common stock or, to the extent such conversion would cause a holder to exceed the Series C Beneficial Ownership Limitation, into pre-funded warrants, exercise price $0.001 per share, in the form attached as Annex B to the Series C Certificate of Designations (the “Series C Automatic Conversion”).
Other Rights. The Series C Preferred Stock is not entitled to receive dividends, does not have preemptive or subscription rights, and has no redemption or sinking fund provisions or rights.
This summary of certain provisions of the Series C Certificate of Designations is not intended to be complete, and is subject to, and qualified in its entirety by reference to, all of the provisions of the Series C Certificate of Designations.
Series D Preferred Stock
Pursuant to our Certificate of Designations (the “Series D Certificate of Designations”), filed with the Secretary of State of the State of Delaware with respect to the Series D Preferred Stock, we designated 15,582 shares of our authorized and unissued preferred stock as Series D Preferred Stock, and established the rights, preferences and privileges of the Series D Preferred Stock, which are summarized below. As of December 1, 2023, we had 11,340 shares of Series D Preferred Stock outstanding.
Designation and Amount. The Series D Certificate of Designations designates fifteen thousand, five hundred and eighty-two (15,582) shares of Series D Preferred Stock, with each share having a stated value of $1,000, subject to any adjustment for stock splits, stock combinations, recapitalizations and similar transactions as set forth in the Series D Certificate of Designations (the “Series D Stated Value”).
Ranking and Liquidation Preference. The Series D Preferred Stock ranks, with respect to rights upon a Liquidation Event, (i) senior to the Class A common stock and Class V common stock and any other class or series of capital stock of the Company the terms of which do not expressly provide that such class or series ranks senior to or on parity with the Series D Preferred Stock with respect to a Liquidation Event (“Series D Junior Stock”), (ii) on a parity with the Series C Preferred Stock and any other class or series of capital stock of the Company the terms of which provide that such class or series ranks on a parity with the Series D Preferred Stock with respect to a Liquidation Event (“Series D Parity Stock”), and (iii) junior to any other class or series of capital stock of the Company the terms of which expressly provide that such class or series ranks senior to the Series D Preferred Stock with respect to a Liquidation Event (“Series D Senior Stock”). In the event of a Liquidation Event, each holder of shares of Series D Preferred Stock then outstanding shall be entitled to receive, before any payment or distribution of any assets of the Company shall be made or set apart for holders of the Series D Junior Stock, an amount per share of Series D Preferred Stock equal to the Series D Stated Value.
Voting Rights. Except as required by the DGCL or our second amended and restated certificate of incorporation, holders of shares of Series D Preferred Stock do not have any voting rights, except that the approval of holders of at least two-thirds (66.67%) of the then-outstanding shares of Series D Preferred Stock is required to (i) amend, alter, repeal or otherwise modify (whether by merger, operation of law, consolidation or otherwise) (a) any provision of our second amended and restated certificate of incorporation or our amended and restated bylaws in a manner that would adversely affect the powers, rights, preferences or privileges of the Series D Preferred Stock, or (b) any provision of the Series D Certificate of Designations, (ii) authorize, create, increase the amount of, or issue any Series D Preferred Stock or any class or series of Series D Senior Stock or Series D Parity Stock or any security convertible into, or exchangeable or exercisable for, shares of Series D Preferred Stock, Series D Senior Stock, or Series D Parity Stock, (iii) authorize, enter into or otherwise engage in a Fundamental Transaction (as defined in the Series D Certificate of Designations) unless such Fundamental Transaction does not adversely affect the rights, preferences or privileges of the Series D Preferred Stock, and (iv) agree or consent to any of the foregoing.
Optional Conversion. Each holder is entitled, upon written notice to the Company, to convert all or a portion of such holder’s outstanding shares of Series D Preferred Stock into a number of shares of Class A common stock (a “Series D Optional Conversion”) at a conversion rate equal to (i) the Series D Stated Value plus cash in lieu of any fractional shares, divided by (ii) a conversion price of $5.38145 per share of Class A common stock, subject to certain adjustments provided in the Series D Certificate of Designations (the “Series D Conversion Price”). A holder does not have the right to effect a Series D Optional Conversion to the extent that, after giving effect to such conversion, such holder (together with such holder’s affiliates and any person acting as a group with such holder or any of its affiliates) would beneficially own in excess of 9.99% of the number of shares of Class A common stock outstanding immediately after giving effect to such conversion (the “Series D Beneficial Ownership Limitation”).
In the event of any Fundamental Transaction, as described in the Series D Certificate of Designations and generally including any merger with or into another entity, sale of all or substantially all of the Company’s assets, tender offer or exchange offer, reclassification of shares of the Class A common stock, or stock purchase agreement or other business combination wherein another person or group acquires more than 50% of the then-outstanding shares of Class A common stock, then upon any subsequent Series D Optional Conversion or the Series D Automatic Conversion (as defined below), the holder has the right to receive as alternative consideration, for each share of Class A common stock that would have been issuable upon such Series D Optional Conversion or the Series D Automatic Conversion immediately prior to the occurrence of such Fundamental Transaction, the number of shares of Class A common stock of the successor or acquiring corporation or of the Company, if it is the surviving corporation, and any additional consideration receivable upon or as a result of such transaction by a holder of the number of shares of Class A common stock into which the shares of Series D Preferred Stock are convertible immediately prior to such event.
Automatic Conversion. On February 20, 2028, each share of Series D Preferred Stock then outstanding will automatically and immediately convert into shares of Class A common stock or, to the extent such conversion would cause a holder to exceed the Series D Beneficial Ownership Limitation, into Pre-Funded Warrants (the “Series D Automatic Conversion”).
Other Rights. The Series D Preferred Stock is not entitled to receive dividends, does not have preemptive or subscription rights, and has no redemption or sinking fund provisions or rights.
This summary of certain provisions of the Series D Certificate of Designations is not intended to be complete, and is subject to, and qualified in its entirety by reference to, all of the provisions of the Series D Certificate of Designations.

Registration Rights Agreements
We have entered into various registration rights agreements, certain of which have continued registration obligations. The following summary of certain provisions of the Registration Rights Agreement and of the Series C Registration Rights Agreement and the Armistice Registration Rights Agreement (as defined below) is not intended to be complete, and is subject to, and qualified in its entirety by reference to, all of the provisions of the applicable agreement.
Registration Rights Agreement
Pursuant to the Registration Rights Agreement, we have agreed to file with the SEC this registration statement with respect to the registration of the resale by the selling stockholder of all Registrable Securities covered hereby on a continuous basis pursuant to Rule 415, and to use our commercially reasonable efforts to cause this registration statement to become effective within the timeframe specified in the Registration Rights Agreement (but in no event after the 60th calendar day following the date of the Registration Rights Agreement or, in the event of a review by the SEC, the 90th calendar day). In addition, we agreed that, upon the registration statement being declared effective under the Securities Act, we will use reasonable best efforts to keep this registration statement continuously effective under the Securities Act until the date that all Registrable Securities covered hereby have been publicly sold by the selling stockholder.
We have agreed to indemnify the selling stockholder for certain violations of federal or state securities laws in connection with any registration statement in which the selling stockholder sells its Registrable Securities covered hereby pursuant to these registration rights. The selling stockholder will, in turn, agree to indemnify us for federal or state securities law violations that occur in reliance upon written information it provides to us for use in the registration statement.
Series C Registration Rights Agreement
On February 20, 2023, we entered into a registration rights agreement (the “Series C Registration Rights Agreement”) with the selling stockholder and the holders of the Series C Preferred Stock pursuant to the terms of an exchange agreement, dated December 30, 2022, among us, the selling stockholder and the holders of the Series C Preferred Stock (the “Series C Exchange Agreement”). Pursuant to the Series C Registration Rights Agreement, we were required to file with the SEC a registration statement covering the resale of the “Registrable Securities” (as defined in the Series C Registration Rights Agreement) on a continuous basis pursuant to Rule 415 and, upon such registration statement being declared effective under the Securities Act, to use our reasonable best efforts to keep such registration statement continuously effective under the Securities Act until the date that all securities covered thereunder (i) have been sold thereunder or pursuant to Rule 144 of the Securities Act, or (ii) may be sold without volume or manner-of-sale restrictions pursuant to Rule 144 and without the requirement for the Company to be in compliance with the current public information requirement under Rule 144. We filed such registration statement with the SEC on April 5, 2023 (SEC File No. 333-271151), and it was declared effective by the SEC on April 14, 2023.
Armistice Registration Rights Agreement
On September 13, 2022, we entered into a registration rights agreement (the “Armistice Registration Rights Agreement”) with Armistice Capital Master Fund Ltd (“Armistice”) pursuant to the terms of a securities purchase agreement, dated September 13, 2022, between us and Armistice (the “Armistice SPA”). Pursuant to the Armistice Registration Rights Agreement, we were required to file a registration statement covering the resale of the securities issued and sold pursuant to the Armistice SPA with the SEC on a continuous basis pursuant to Rule 415 and, upon such registration statement being declared effective under the Securities Act, to use commercially reasonable efforts to keep such registration statement continuously effective under the Securities Act until the date that all securities covered thereunder (i) have been sold thereunder or pursuant to Rule 144 of the Securities Act, or (ii) may be sold without volume or manner-of-sale restrictions pursuant to Rule 144 and without the requirement for the Company to be in compliance with the current public information requirement under Rule 144. We filed such registration statement with the SEC on October 13, 2022 (SEC File No. 333-267869), and it was declared effective by the SEC on February 10, 2023.

Anti-Takeover Effects of Provisions of Our Second Amended and Restated Certificate of Incorporation, our Amended and Restated Bylaws and Delaware Law
Some provisions of Delaware law, and our second amended and restated certificate of incorporation and our amended and restated bylaws contain provisions that could make the following transactions more difficult: acquisitions of us by means of a tender offer, a proxy contest or otherwise; or removal of our incumbent officers and directors. These provisions may also have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish or could deter transactions that stockholders may otherwise consider to be in their best interest or in our best interests, including transactions that might result in a premium over the market price for our shares.
These provisions, summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with us. We believe that the benefits of increased protection and our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging these proposals because, among other things, negotiation of these proposals could result in an improvement of their terms.
Delaware Law
We are subject to the provisions of Section 203 of the DGCL, regulating corporate takeovers. In general, those provisions prohibit a Delaware corporation, including those whose securities are listed for trading on Nasdaq, from engaging in any business combination with any interested shareholder for a period of three years following the date that the shareholder became an interested shareholder, unless:
•	the transaction is approved by the Board before the date the interested shareholder attained that status;
•
upon consummation of the transaction that resulted in the shareholder becoming an interested shareholder, the interested shareholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced; or

•
on or after such time the business combination is approved by the Board and authorized at a meeting of stockholders by at least two-thirds of the outstanding voting stock that is not owned by the interested shareholder.

Second Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws
Provisions of our second amended and restated certificate of incorporation and our amended and restated bylaws may delay or discourage transactions involving an actual or potential change in control or change in our management, including transactions in which stockholders might otherwise receive a premium for their shares, or transactions that our stockholders might otherwise deem to be in their best interests. Therefore, these provisions could adversely affect the price of our Class A common stock.
Among other things, our second amended and restated certificate of incorporation and our amended and restated bylaws:
•
establish advance notice procedures with regard to shareholder proposals relating to the nomination of candidates for election as directors or new business to be brought before meetings of our stockholders. These procedures provide that notice of shareholder proposals must be timely given in writing to our corporate secretary prior to the meeting at which the action is to be taken. Generally, to be timely, notice must be received at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary date of the annual meeting for the preceding year. Our amended and restated bylaws specify the requirements as to form and content of all stockholders’ notices. These requirements may preclude stockholders from bringing matters before the stockholders at an annual or special meeting;

•
provide that the authorized number of directors may be changed only by resolution of the Board, unless the amended and restated certificate of incorporation fixes the number of directors, in which case, a change in the number of directors shall be made only by amendment of the certificate of incorporation;

•
provide that our amended and restated certificate of incorporation may only be amended by the affirmative vote of the holders of at least 50% of our then outstanding of stock in the Company entitled to voted thereon, voting together as a single class;

•
provide that all vacancies, including newly created directorships, may, except as otherwise required by law, be filled by the affirmative vote of a majority of directors then in office, even if less than a quorum;

•
provide that, subject to the rights of holders of any series of preferred stock with respect to such series of preferred stock, any action required or permitted to be taken by our stockholders must be taken at a duly held annual or special meeting of stockholders and may not be taken by any consent in writing;

•
provide that the affirmative vote of the holders of at least 66 2/3% of the outstanding shares of common stock entitled to vote generally in the election of directors, acting at a meeting of the stockholders or by written consent (if permitted), subject to the rights of the holders of any series of preferred stock, shall be required to remove any or all of the directors from office, and such removal may be with or without “cause”;

•	provide that special meetings of our stockholders may only be called by the chief executive officer, the chairman of the board (or any co-chairman), or by a majority of the board;
•	provide that our bylaws can be amended by the Board or stockholders of 66 2/3% of the voting power of the then-outstanding shares of stock entitled to vote thereon; and
•	prohibit cumulative voting for the election of directors, unless otherwise provided in the amended and restated certificate of incorporation.
No Cumulative Voting
Under Delaware law, the right to vote cumulatively does not exist unless the amended and restated certificate of incorporation specifically authorizes cumulative voting. Our second amended and restated certificate of incorporation does not authorize cumulative voting. Therefore, stockholders holding a majority in voting power of the shares of our stock entitled to vote generally in the election of directors will be able to elect all our directors.
Forum Selection
Our second amended and restated certificate of incorporation provides that unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will, to the fullest extent permitted by applicable law, be the sole and exclusive forum for:
•	any derivative action or proceeding brought on our behalf;
•	any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers, employees or agents to us or our stockholders;
•
any action asserting a claim against us or any director or officer or other employee of ours arising pursuant to any provision of the DGCL, our second amended and restated certificate of incorporation or our bylaws; or

•
any action asserting a claim against us or any director or officer or other employee of ours that is governed by the internal affairs doctrine, in each such case subject to such Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein.

Notwithstanding the foregoing, the exclusive forum provision will not apply to suits brought to enforce any liability or duty created by the Exchange Act, the Securities Act or any other claim for which the federal courts have exclusive jurisdiction. Our second amended and restated certificate of incorporation also provides that any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock will be deemed to have notice of, and to have consented to, this forum selection provision. Although we believe these provisions will benefit us by providing increased consistency in the application of Delaware law for the specified types of actions and proceedings, the provisions may have the effect of discouraging lawsuits against our directors, officers, employees and agents. The enforceability of similar exclusive forum provisions in other companies’

certificates of incorporation has been challenged in legal proceedings, and it is possible that, in connection with one or more actions or proceedings described above, a court could rule that this provision in our second amended and restated certificate of incorporation is inapplicable or unenforceable.
Corporate Opportunities
Our second amended and restated certificate of incorporation, to the fullest extent permitted by law, renounces any reasonable expectancy interest that we have in, or right to be offered an opportunity to participate in, any corporate or business opportunities that are from time to time presented to Q Power, its affiliated directors and affiliates, and our non-employee directors, and that, to the fullest extent permitted by law, such persons will have no duty to refrain from engaging in any transaction or matter that may be a corporate or business opportunity in which we or any of our subsidiaries could have an interest or expectancy. In addition, to the fullest extent permitted by law, in the event that Q Power, its affiliated directors and affiliates, and our directors acquire knowledge of any such opportunity, other than in their capacity as a member of our Board, such person will have no duty to communicate or present such opportunity to us or any of our subsidiaries, and they may take any such opportunity for themselves or offer it to another person or entity.
Limitation of Liability and Indemnification Matters
Our second amended and restated certificate of incorporation limits the liability of our directors for monetary damages for breach of their fiduciary duty as directors, except for liability that cannot be eliminated under the DGCL. Delaware law provides that directors of a company will not be personally liable for monetary damages for breach of their fiduciary duty as directors, except for liabilities:
•	for any breach of their duty of loyalty to us or our stockholders;
•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;
•	for unlawful payment of dividend or unlawful stock repurchase or redemption, as provided under Section 174 of the DGCL; or
•	for any transaction from which the director derived an improper personal benefit.
This provision also does not affect a director’s responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws. Any amendment, repeal or modification of these provisions will be prospective only and would not affect any limitation on liability of a director for acts or omissions that occurred prior to any such amendment, repeal or modification.
Our amended and restated bylaws also provide that we will indemnify our directors and officers to the fullest extent permitted by Delaware law. Our bylaws also permits us to purchase insurance on behalf of any officer, director, employee or other agent for any liability arising out of that person’s actions as our officer, director, employee or agent, regardless of whether Delaware law would permit indemnification. We intend to enter into indemnification agreements with each of our current and future directors and officers. These agreements will require us to indemnify these individuals to the fullest extent permitted under Delaware law against liability that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. We believe that the limitation of liability provision in our amended and restated certificate of incorporation and the indemnification agreements facilitates our ability to continue to attract and retain qualified individuals to serve as directors and officers.
Dissenters’ Rights of Appraisal and Payment
Under the DGCL, with certain exceptions, our stockholders have appraisal rights in connection with a merger or consolidation. Pursuant to the DGCL, stockholders who properly request and perfect appraisal rights in connection with such merger or consolidation will have the right to receive payment of the fair value of their shares as determined by the Delaware Court of Chancery.
Stockholders’ Derivative Actions
Under the DGCL, any of our stockholders may bring an action in our name to procure a judgment in our favor, also known as a derivative action; provided that the stockholder bringing the action is a holder of our shares at the time of the transaction to which the action relates or such stockholder’s stock thereafter devolved by operation of law.

Transfer Agent and Registrar
The transfer agent and registrar for our Class A common stock is American Stock Transfer & Trust Company, LLC.
Stock Exchange Listing
Our Class A common stock is listed on The Nasdaq Global Market and trades under the symbol “SDIG.”

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS FOR NON-U.S. HOLDERS
The following is a summary of the material U.S. federal income tax considerations related to the purchase, ownership and disposition of our Class A common stock by a non-U.S. holder (as defined below) that holds our Class A common stock as a “capital asset” within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”) (generally, property held for investment). This summary is based on the provisions of the Code, U.S. Treasury regulations promulgated thereunder, administrative rulings and judicial decisions, all as in effect on the date hereof, and all of which are subject to change or differing interpretations, possibly with retroactive effect. We cannot assure you that a change in law will not significantly alter the tax considerations that we describe in this summary. We have not sought any ruling from the Internal Revenue Service (“IRS”) with respect to the statements made and the positions and conclusions described in the following summary, and there can be no assurance that the IRS or a court will agree with such statements, positions and conclusions.
This summary does not address all aspects of U.S. federal income taxation that may be relevant to non-U.S. holders in light of their personal circumstances. In addition, this summary does not address the impact of the Medicare surtax on certain net investment income, U.S. federal estate or gift tax laws, any U.S. state or local or non-U.S. tax laws or any tax treaties. This summary also does not address all U.S. federal income tax considerations that may be relevant to particular non-U.S. holders in light of their personal circumstances or that may be relevant to certain categories of investors that may be subject to special rules, such as:
•	banks, insurance companies or other financial institutions;
•	tax-exempt or governmental organizations;
•	tax qualified retirement plans;
•	“qualified foreign pension funds” as defined in Section 897(l)(2) of the Code (or any entities all of the interests of which are held by a qualified foreign pension fund);
•	dealers in securities or foreign currencies;
•	persons whose functional currency is not the U.S. dollar;
•	traders in securities that use the mark-to-market method of accounting for U.S. federal income tax purposes;
•	“controlled foreign corporations,” “passive foreign investment companies,” and corporations that accumulate earnings to avoid U.S. federal income tax;
•	entities or arrangements treated as partnerships or pass-through entities for U.S. federal income tax purposes or holders of interests therein;
•	persons deemed to sell our Class A common stock under the constructive sale provisions of the Code;
•	persons that acquired our Class A common stock through the exercise of employee stock options or otherwise as compensation or through a tax-qualified retirement plan;
•
persons that hold our Class A common stock as part of a straddle, appreciated financial position, synthetic security, hedge, conversion transaction or other integrated investment or risk reduction transaction; and

•	certain former citizens or long-term residents of the United States.
PROSPECTIVE INVESTORS SHOULD CONSULT WITH AND RELY SOLELY UPON THEIR OWN TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS (INCLUDING ANY POTENTIAL FUTURE CHANGES THERETO) TO THEIR PARTICULAR SITUATION, AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR CLASS A COMMON STOCK ARISING UNDER ANY OTHER TAX LAWS, INCLUDING U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY U.S. STATE OR LOCAL OR NON-U.S. TAXING JURISDICTION, OR UNDER ANY APPLICABLE INCOME TAX TREATY.

Non-U.S. Holder Defined
For purposes of this discussion, a “non-U.S. holder” is a beneficial owner of our Class A common stock that is not for U.S. federal income tax purposes a partnership or any of the following:
•	an individual who is a citizen or resident of the United States;
•
a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income tax regardless of its source; or
•
a trust (i) the administration of which is subject to the primary supervision of a U.S. court and which has one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code) who have the authority to control all substantial decisions of the trust or (ii) which has made a valid election under applicable U.S. Treasury regulations to be treated as a United States person.

If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds our Class A common stock, the tax treatment of a partner in the partnership generally will depend upon the status of the partner, the activities of the partnership and certain determinations made at the partner level. Accordingly, we urge partners in partnerships (including entities or arrangements treated as partnerships for U.S. federal income tax purposes) considering the purchase of our Class A common stock to consult with and rely solely upon their own tax advisors regarding the U.S. federal income tax considerations of the purchase, ownership and disposition of our Class A common stock by such partnership.
Distributions
We do not expect to pay any distributions on our Class A common stock in the foreseeable future. However, in the event we do make distributions of cash or other property on our Class A common stock, such distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent those distributions exceed our current and accumulated earnings and profits, the distributions will be treated as a non-taxable return of capital to the extent of the non-U.S. holder’s tax basis in our Class A common stock and thereafter as capital gain from the sale or exchange of such Class A common stock. See “—Gain on Sale or Other Taxable Disposition of Class A Common Stock.” Subject to the withholding requirements under FATCA (as defined below) and with respect to effectively connected dividends, each of which is discussed below, any distribution made to a non-U.S. holder on our Class A common stock generally will be subject to U.S. withholding tax at a rate of 30% of the gross amount of the distribution unless an applicable income tax treaty provides for a lower rate. To receive the benefit of a reduced treaty rate, a non-U.S. holder must provide the applicable withholding agent with an IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable or successor form) certifying qualification for the reduced rate.
Dividends paid to a non-U.S. holder that are effectively connected with a trade or business conducted by the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, are treated as attributable to a permanent establishment maintained by the non-U.S. holder in the United States) generally will be taxed on a net income basis at the rates and in the manner generally applicable to United States persons. Such effectively connected dividends will not be subject to U.S. withholding tax if the non-U.S. holder satisfies certain certification requirements by providing the applicable withholding agent with a properly executed IRS Form W-8ECI certifying eligibility for exemption. If the non-U.S. holder is a corporation for U.S. federal income tax purposes, it may also be subject to a branch profits tax (at a 30% rate or such lower rate as specified by an applicable income tax treaty) on its effectively connected earnings and profits (as adjusted for certain items), which will include effectively connected dividends.
Gain on Sale or Other Taxable Disposition of Class A Common Stock
Subject to the discussion below under “—Backup Withholding and Information Reporting,” a non-U.S. holder generally will not be subject to U.S. federal income or withholding tax on any gain realized upon the sale or other taxable disposition of our Class A common stock unless:
•
the non-U.S. holder is an individual who is present in the United States for a period or periods aggregating 183 days or more during the calendar year in which the sale or disposition occurs and certain other conditions are met;

•
the gain is effectively connected with a trade or business conducted by the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment maintained by the non-U.S. holder in the United States); or

•
our Class A common stock constitutes a United States real property interest by reason of our status as a United States real property holding corporation (“USRPHC”) for U.S. federal income tax purposes and as a result such gain is treated as effectively connected with a trade or business conducted by the non-U.S. holder in the United States.

A non-U.S. holder described in the first bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate as specified by an applicable income tax treaty) on the amount of such gain, which generally may be offset by U.S. source capital losses provided the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses.
A non-U.S. holder whose gain is described in the second bullet point above or, subject to the exceptions described in the next paragraph, the third bullet point above, generally will be taxed on a net income basis at the rates and in the manner generally applicable to United States persons. If the non-U.S. holder is a corporation for U.S. federal income tax purposes whose gain is described in the second bullet point above, then such gain would also be included in its effectively connected earnings and profits (as adjusted for certain items), which may be subject to a branch profits tax (at a 30% rate or such lower rate as specified by an applicable income tax treaty).
Generally a corporation is a USRPHC if the fair market value of its United States real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business. We believe that we currently are not a USRPHC for U.S. federal income tax purposes, and we do not expect to become a USRPHC for the foreseeable future. However, in the event that we become a USRPHC, as long as our Class A common stock is and continues to be “regularly traded on an established securities market”(within the meaning of the U.S. Treasury regulations), only a non-U.S. holder that actually or constructively owns, or owned at any time during the shorter of the five-year period ending on the date of the disposition or the non-U.S. holder’s holding period for the Class A common stock, more than 5% of our Class A common stock will be treated as disposing of a United States real property interest and will be taxable on gain realized on the disposition of our Class A common stock as a result of our status as a USRPHC. If we were to become a USRPHC and our Class A common stock were not considered to be regularly traded on an established securities market, each non-U.S. holder (regardless of the percentage of stock owned) would be treated as disposing of a United States real property interest and would be subject to U.S. federal income tax on a taxable disposition of our Class A common stock (as described in the preceding paragraph), and a 15% withholding tax would apply to the gross proceeds from such disposition.
Non-U.S. holders should consult with their own tax advisors with respect to the application of the foregoing rules to their ownership and disposition of our Class A common stock, including regarding potentially applicable income tax treaties that may provide for different rules.
Backup Withholding and Information Reporting
Any dividends paid to a non-U.S. holder must be reported annually to the IRS and to the non-U.S. holder. Copies of these information returns may be made available to the tax authorities in the country in which the non-U.S. holder resides or is established. Payments of dividends to a non-U.S. holder generally will not be subject to backup withholding if the non-U.S. holder establishes an exemption by properly certifying its non-U.S. status on an IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable or successor form).
Payments of the proceeds from a sale or other disposition by a non-U.S. holder of our Class A common stock effected by or through a U.S. office of a broker generally will be subject to information reporting and backup withholding (at the applicable rate) unless the non-U.S. holder establishes an exemption by properly certifying its non-U.S. status on an IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable or successor form) and certain other conditions are met. Information reporting and backup withholding generally will not apply to any payment of the proceeds from a sale or other disposition of our Class A common stock effected outside the United States by a non-U.S. office of a broker. However, unless such broker has documentary evidence in its records that the non-U.S. holder is not a United States person and certain other conditions are met, or the non-U.S. holder otherwise establishes an exemption, information reporting will apply to a payment of the proceeds of the disposition of our Class A common stock effected outside the United States by such a broker if it has certain relationships within the United States.

Backup withholding is not an additional tax. Rather, the U.S. federal income tax liability (if any) of persons subject to backup withholding will be reduced by the amount of tax withheld. If backup withholding results in an overpayment of taxes, a refund may be obtained, provided that the required information is timely furnished to the IRS.
Additional Withholding Requirements under FATCA
Sections 1471 through 1474 of the Code, and the U.S. Treasury regulations and administrative guidance issued thereunder (“FATCA”), impose a 30% withholding tax on any dividends on our Class A common stock and, subject to the proposed U.S. Treasury regulations discussed below, on proceeds from sales or other dispositions of shares of our Class A common stock, if paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code) (including, in some cases, when such foreign financial institution or non-financial foreign entity is acting as an intermediary), unless (i) in the case of a foreign financial institution, such institution enters into an agreement with the U.S. government to withhold on certain payments and to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are non-U.S. entities with U.S. owners), (ii) in the case of a non-financial foreign entity, such entity certifies that it does not have any “substantial United States owners” (as defined in the Code) or provides the applicable withholding agent with a certification identifying the direct and indirect substantial United States owners of the entity (in either case, generally on an IRS Form W-8BEN-E), or (iii) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules and provides appropriate documentation (such as an IRS Form W-8BEN-E). Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing these rules may be subject to different rules. Under certain circumstances, a holder might be eligible for refunds or credits of such taxes. While gross proceeds from a sale or other disposition of our Class A common stock paid after January 1, 2019, would have originally been subject to withholding under FATCA, proposed U.S. Treasury regulations provide that such payments of gross proceeds do not constitute withholdable payments. Taxpayers may generally rely on these proposed U.S. Treasury regulations until they are revoked or final U.S. Treasury regulations are issued. Non-U.S. holders are encouraged to consult with their own tax advisors regarding the effects of FATCA on an investment in our Class A common stock.
INVESTORS CONSIDERING THE PURCHASE OF OUR CLASS A COMMON STOCK SHOULD CONSULT WITH AND RELY SOLELY UPON THEIR OWN TAX ADVISORS REGARDING THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS (INCLUDING ANY POTENTIAL FUTURE CHANGES THERETO) TO THEIR PARTICULAR SITUATIONS AND THE APPLICABILITY AND EFFECT OF ANY OTHER TAX LAWS, INCLUDING U.S. FEDERAL ESTATE AND GIFT TAX LAWS AND ANY U.S. STATE OR LOCAL OR NON-U.S. TAX LAWS, AND TAX TREATIES.

CERTAIN ERISA CONSIDERATIONS
The following is a summary of certain considerations associated with the acquisition and holding of shares of common stock by employee benefit plans that are subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Code or employee benefit plans that are governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA), non-U.S. plans (as described in Section 4(b)(4) of ERISA) or other plans that are not subject to the foregoing but may be subject to provisions under any other federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Code (collectively, “Similar Laws”), and entities whose underlying assets are considered to include “plan assets” of any such plan, account or arrangement (each, a “Plan”).
This summary is based on the provisions of ERISA and the Code (and related regulations and administrative and judicial interpretations) as of the date of this registration statement. This summary does not purport to be complete or comprehensive, and no assurance is or can be given that future legislation, court decisions, regulations, rulings or pronouncements will not significantly modify the requirements summarized below. Any of those changes may be retroactive and may thereby apply to transactions entered into prior to the date of their enactment or release, including the date of this prospectus. This discussion is general in nature and is not intended to be all inclusive, nor should it be construed as investment, legal or other advice.
General Fiduciary Matters
ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code (an “ERISA Plan”) and prohibit certain transactions involving the assets of an ERISA Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of an ERISA Plan or the management or disposition of the assets of an ERISA Plan, or who renders investment advice for a fee or other compensation to an ERISA Plan, is generally considered to be a fiduciary of the ERISA Plan.
In considering an investment in shares of common stock with a portion of the assets of any Plan, a fiduciary should consider the Plan’s particular circumstances and all of the facts and circumstances of the investment and determine whether the acquisition and holding of shares of common stock is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code, or any Similar Law relating to the fiduciary’s duties to the Plan, including, without limitation:
•	whether the investment is prudent under Section 404(a)(1)(B) of ERISA and any other applicable Similar Laws;
•	whether, in making the investment, the ERISA Plan will satisfy the diversification requirements of Section 404(a)(1)(C) of ERISA and any other applicable Similar Laws;
•	whether the investment is permitted under the terms of the applicable documents governing the Plan;
•
whether the acquisition or holding of the shares of common stock will constitute a “prohibited transaction” under Section 406 of ERISA or Section 4975 of the Code (please see discussion under “—Prohibited Transaction Issues” below); and

•
whether the Plan will be considered to hold, as the Plan’s assets, (i) only shares of common stock or (ii) an undivided interest in our underlying assets (please see the discussion under “—Plan Asset Issues” below).

Prohibited Transaction Issues
Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans from engaging in specified transactions involving plan assets with persons or entities who are “parties in interest,” within the meaning of ERISA, or “disqualified persons,” within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engages in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the ERISA Plan that engages in such a non-exempt prohibited transaction may be subject to excise taxes, penalties and liabilities under ERISA and the Code. The acquisition and/or holding of shares of common stock by an ERISA Plan with respect to which the issuer, the initial purchaser, or a guarantor is considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption.
Because of the foregoing, shares of common stock should not be acquired or held by any person investing “plan assets” of any Plan, unless such acquisition and holding will not constitute a non-exempt prohibited transaction under ERISA and the Code or a similar violation of any applicable Similar Laws.
Plan Asset Issues
Additionally, a fiduciary of a Plan should consider whether the Plan will, by investing in us, be deemed to own an undivided interest in our assets, with the result that we would become a fiduciary of the Plan and our operations would be subject to the regulatory restrictions of ERISA, including its prohibited transaction rules, as well as the prohibited transaction rules of the Code and any other applicable Similar Laws.
The Department of Labor (the “DOL”) regulations provide guidance with respect to whether the assets of an entity in which ERISA Plans acquire equity interests would be deemed “plan assets” under some circumstances. Under these regulations, an entity’s assets generally would not be considered to be “plan assets” if, among other things:
(a)
the equity interests acquired by ERISA Plans are “publicly offered securities” (as defined in the DOL regulations)—i.e., the equity interests are part of a class of securities that is widely held by 100 or more investors independent of the issuer and each other, are freely transferable, and are either registered under certain provisions of the federal securities laws or sold to the ERISA Plan as part of a public offering under certain conditions;

(b)
the entity is an “operating company” (as defined in the DOL regulations)—i.e., it is primarily engaged in the production or sale of a product or service, other than the investment of capital, either directly or through a majority-owned subsidiary or subsidiaries; or

(c)
there is no significant investment by “benefit plan investors” (as defined in the DOL regulations)—i.e., immediately after the most recent acquisition by an ERISA Plan of any equity interest in the entity, less than 25% of the total value of each class of equity interest (disregarding certain interests held by persons (other than benefit plan investors) with discretionary authority or control over the assets of the entity or who provide investment advice for a fee (direct or indirect) with respect to such assets, and any affiliates thereof) is held by ERISA Plans, individual retirement accounts and certain other Plans (but not including governmental plans, foreign plans and certain church plans), and entities whose underlying assets are deemed to include plan assets by reason of a Plan’s investment in the entity.

Due to the complexity of these rules and the excise taxes, penalties and liabilities that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries, or other persons considering acquiring and/or holding shares of our common stock on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such investment and whether an exemption would be applicable to the acquisition and holding of shares of common stock. Purchasers of shares of common stock have the exclusive responsibility for ensuring that their acquisition and holding of shares of common stock complies with the fiduciary responsibility rules of ERISA and does not violate the prohibited transaction rules of ERISA, the Code or applicable Similar Laws. The sale of shares of common stock to a Plan is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by any such Plan or that such investment is appropriate for any such Plan.

PLAN OF DISTRIBUTION
We are registering 2,798,590 shares, consisting of (i) 2,107,238 shares of Class A common stock that are issuable upon the conversion of shares of Series D Preferred Stock or the exercise of the Pre-Funded Warrants, and (ii) 691,352 shares of Class A common stock, to permit the selling stockholder and its pledgees, transferees or other successors-in-interest that receive its securities after the date of this prospectus to resell or otherwise dispose of the securities in the manner contemplated in this section. We will not receive any of the proceeds from the sale of securities in this offering. We will bear all fees and expenses incident to our obligation to register the securities. In connection with the Exchange Agreement, we entered into the Registration Rights Agreement with the selling stockholder, which included registration rights pursuant to which we agreed to file with the SEC a registration statement covering the resale of such securities from time to time. We are registering the securities offered by this prospectus in order to permit the selling stockholder to offer the securities registered herein for resale from time to time.
The selling stockholder (or its underwriters, if applicable) and any of its pledgees, donees, transferees, assignees and successors-in-interest may, from time to time, sell, transfer or otherwise dispose of any or all of its securities on any stock exchange, market or trading facility on which the securities are traded or quoted or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale or at negotiated prices. The selling stockholder may use any one or more of the following methods when disposing of the securities:
•	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale (including through underwritten offerings);
•	in the over-the-counter market;
•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•	block trades in which the broker-dealer will attempt to sell securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	through market makers, brokers, dealers or underwriters that may act solely as agents or as principals;
•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•	an exchange distribution in accordance with the rules of the applicable exchange;
•	privately negotiated transactions;
•	delivery of securities in settlement of short sales;
•
through the writing or settlement of options or other hedging transactions entered into after the effective date of the registration statement of which this prospectus is a part, whether through an options exchange or otherwise;

•	broker-dealers may agree with the selling stockholder to sell a specified number of securities at a stipulated price per security;
•	a combination of any such methods of disposition; and
•	any other method permitted pursuant to applicable law.
The selling stockholder may elect to make a pro rata in-kind distribution of the securities to its security holders pursuant to the registration statement of which this prospectus is a part by delivering a prospectus. To the extent that such security holders are not affiliates of ours, such security holders would thereby receive freely tradeable securities pursuant to the distribution through a registration statement.
The selling stockholder may also sell securities under Rule 144 under the Securities Act or other exemption from registration under the Securities Act, rather than under this prospectus, provided that it meets the criteria and conforms to the requirements of that rule.
Broker-dealers engaged by the selling stockholder may arrange for other broker-dealers to participate in sales. Broker-dealers, underwriters and other agents may receive commissions or discounts from the selling stockholder (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated. The selling stockholder does not expect these commissions and discounts to exceed what is customary in the types of transactions involved but any such discounts or commissions might be in excess of those customary in the types of transactions involved.
If the selling stockholder sells securities in an underwritten offering, the underwriters may acquire the securities for their own account and resell the securities from time to time in one or more transactions. The selling stockholder may also authorize underwriters acting as its agents to offer and sell the securities on a continuous at-the-market basis. In any such event described above in this paragraph, we will set forth in a supplement to this prospectus the names of the underwriters and the terms of the transactions, including any underwriting discounts, concessions or commissions and other items constituting compensation of the underwriters and broker-dealers. The underwriters from time to time may change any public offering price and any discounts, concessions or commissions allowed or reallowed or paid to broker-dealers. Unless otherwise set forth in a supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions, and the underwriters will be obligated to purchase all of the securities specified in the supplement if they purchase any of the securities.
The selling stockholder may, from time to time, pledge or grant a security interest in some or all of the securities and the pledgee or other secured party, transferee or other successor in interest may sell securities from time to time under this prospectus, or under a supplement or amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, secured party, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholder also may transfer the securities in other circumstances, in which case the transferees, pledgees or other successors-in-interest may be the selling beneficial owners for purposes of this prospectus and may sell such securities from time to time under this prospectus after an amendment or supplement has been filed under Rule 424(b)(3) under, or another applicable provision of, the Securities Act, amending, if necessary, the list of selling stockholders to include the transferees, pledgees or other successors-in-interest as a selling stockholder under this prospectus.
Upon being notified in writing by the selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of securities through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act will be filed, disclosing (i) the name of the selling stockholder and of the participating broker-dealer(s), (ii) the number and kind of securities involved, (iii) the price at which such securities were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, if applicable, and (vi) other facts material to the transaction or required to be disclosed by applicable laws, rules and regulations.
The selling stockholder also may transfer the securities in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.
In connection with the sale of the securities, the selling stockholder may enter into hedging transactions after the effective date of the registration statement of which this prospectus is a part with broker-dealers, other financial institutions and other third parties, which may in turn engage in short sales in the course of hedging the positions they assume. The selling stockholder may also sell securities short after the effective date of the registration statement of which this prospectus is a part and deliver these securities to close out its short positions, or loan or pledge the securities to broker-dealers or other third parties that in turn may sell these securities. The selling stockholder may also enter into option or other transactions after the effective date of the registration statement of which this prospectus is a part with broker-dealers, other financial institutions and other third parties or create one or more derivative securities which require the delivery to such broker-dealer, other financial institution and other third parties of securities offered by this prospectus, which securities such broker-dealer or other financial institution or third party may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction if required), including in short sale transactions. Third parties may use securities pledged by the selling stockholder or borrowed from the selling stockholder or others to settle sales or to close out any related open borrowings of securities, and may use securities received from the selling stockholder in settlement of those derivatives to close out any related open borrowings of securities.

The selling stockholder and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.
If a prospectus supplement so indicates, the underwriters engaged in an offering of these securities may engage in transactions that stabilize, maintain or otherwise affect the market price of these securities at levels above those that might otherwise prevail in the open market. Specifically, the underwriters may over-allot in connection with the offering creating a short position in these securities for their own account. For the purposes of covering a syndicate short position or pegging, fixing or maintaining the price of these securities, the underwriters may place bids for these securities or effect purchases of these securities in the open market. A syndicate short position may also be covered by exercise of an over-allotment option, if one is granted to the underwriters. Finally, the underwriters may impose a penalty bid on certain underwriters and dealers. This means that the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing securities in transactions to cover syndicate short positions, in stabilization transactions or otherwise. The underwriters will not be required to engage in any of these activities and any such activities, if commenced, may be discontinued at any time.
Any of the selling stockholder’s underwriters or agents or any of either of their affiliates may be customers of, engage in transactions with and perform services for us, and/or of the selling stockholder or its affiliates in the ordinary course of business.
There can be no assurance that the selling stockholder will sell any or all of the securities registered pursuant to the registration statement, of which this prospectus forms a part.
The aggregate proceeds to the selling stockholder from the sale of securities offered by them will be the purchase price of the securities less discounts or commissions, if any. The selling stockholder reserves the right to accept and, together with its agents from time to time, to reject, in whole or in part, any proposed purchase to be made directly or through agents. We will not receive any of the proceeds from this offering.
We are required to pay all fees and expenses incident to the registration of the securities, other than any underwriting fees, discounts and selling commissions, stock transfer taxes and fees and disbursements of counsel. We have agreed to indemnify the selling stockholder, the officers, directors, agents, investment advisors, partners, members and employees of the selling stockholder, each person who controls the selling stockholder, and the officers, directors, agents and employees of each such controlling person, in certain circumstances against certain losses, claims, damages or liabilities to which they may become subject, including certain liabilities under the Securities Act.
Additional information related to the selling stockholder and the plan of distribution may be provided in one or more prospectus supplements.

LEGAL MATTERS
The validity of our Class A common stock offered by this prospectus will be passed upon for us by Vinson & Elkins L.L.P., New York, New York.
EXPERTS
The audited financial statements of Stronghold Digital Mining, Inc. incorporated by reference into this registration statement have been so included in reliance upon the report of Urish Popeck & Co., LLC, independent registered public accounting firm, upon the authority of said firm as experts in accounting and auditing.

Part II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 14. Other Expenses of Issuance and Distribution
The following table sets forth an itemized statement of the amounts of all expenses (excluding underwriting discounts and commissions) payable by us in connection with the registration of the common stock offered hereby. With the exception of the SEC registration fee, the amounts set forth below are estimates.
Amount
SEC registration fee	1,776.21
Accountants’ fees and expenses	20,000
Legal fees and expenses	75,000
Miscellaneous expenses	15,000
Total	$111,776.21
Item 15.	Indemnification of Directors and Officers
Our second amended and restated certificate of incorporation provides that a director will not be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duties to the fullest extent permitted by the Delaware General Corporation Law (“DGCL”). In addition, if the DGCL is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the corporation, in addition to the limitation on personal liability provided for in our second amended and restated certificate of incorporation, will be limited to the fullest extent permitted by the amended DGCL. Our amended and restated bylaws provide that the corporation will indemnify, and advance expenses to, any officer or director to the fullest extent authorized by the DGCL.
Section 145 of the DGCL provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement in connection with specified actions, suits and proceedings whether civil, criminal, administrative, or investigative, other than a derivative action by or in the right of the corporation, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification extends only to expenses, including attorneys’ fees, incurred in connection with the defense or settlement of such action and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s certificate of incorporation, bylaws, disinterested director vote, stockholder vote, agreement or otherwise.
Our second amended and restated certificate of incorporation contains indemnification rights for our directors and our officers. Specifically, our second amended and restated certificate of incorporation provides that we shall indemnify our officers and directors to the fullest extent authorized by the DGCL. Furthermore, we may maintain insurance on behalf of our officers and directors against expense, liability or loss asserted against, or incurred by, them in their capacities as officers and directors.
We have obtained directors’ and officers’ insurance to cover our directors, officers and some of our employees for certain liabilities.
We entered into written indemnification agreements with our directors and executive officers. Under these agreements, if an officer or director makes a claim of indemnification to us, either a majority of the independent directors or independent legal counsel selected by the independent directors must review the relevant facts and make a determination whether the officer or director has met the standards of conduct under Delaware law that would permit (under Delaware law) and require (under the indemnification agreement) us to indemnify the officer or director.
The underwriting agreement relating to the IPO provides for indemnification by the underwriters of us and our officers and directors, and by us of the underwriters, for certain liabilities arising under the Securities Act or otherwise in connection with the IPO.

Item 16.	Exhibits and financial statement schedules
See the Exhibit Index immediately preceding the signature page hereto, which is incorporated by reference as if fully set forth herein.
Item 17.	Undertakings
(a)	The undersigned registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)
to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” in the effective registration statement; and

(iii)
to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that: Paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act, that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.
(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)	That, for the purpose of determining liability under the Securities Act to any purchaser:
(i)
Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)
Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.
(5)
That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
(b)
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

INDEX TO EXHIBITS
Exhibit Number	Description
2.1¥#*
Master Transaction Agreement, dated as of April 1, 2021, by and among Q Power LLC, Stronghold Digital Mining Holdings LLC, Stronghold Digital Mining, Inc., Stronghold Digital Mining LLC, EIF Scrubgrass, LLC, Falcon Power LLC, Scrubgrass Power LLC, Scrubgrass Generating Company, L.P., Gregory A. Beard and William Spence (incorporated by reference to Exhibit 2.1 to the Registrant’s Registration Statement on Form S-1 (File No. 333-258188) filed on July 27, 2021).

4.1*
Second Amended and Restated Certificate of Incorporation of Stronghold Digital Mining, Inc. (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K (File No. 001-40931) filed on October 25, 2021).

4.2*
Certificate of Amendment to the Second Amended and Restated Certificate of Incorporation of Stronghold Digital Mining, Inc. (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K (File No. 001-40931) filed on May 19, 2023).

4.3*
Certificate of Designations of the Series C Convertible Preferred Stock of Stronghold Digital Mining, Inc. (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K (File No. 001-40931) filed on February 24, 2023).

4.4*
Certificate of Designations of the Series D Convertible Preferred Stock of Stronghold Digital Mining, Inc. (incorporated by reference to Exhibit 3.5 to the Registrant’s Quarterly Report on Form 10-Q (File No. 001-40931) filed on November 14, 2023).

4.5*	Amended and Restated Bylaws of Stronghold Digital Mining, Inc. (incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K (File No. 001-40931) filed on October 25, 2021).

4.6*	Form of Pre-Funded Warrant (incorporated by reference to Annex B of Exhibit 3.5 to the Registrant’s Quarterly Report on Form 10-Q (File No. 001-40931) filed on November 14, 2023).

5.1**	Opinion of Vinson & Elkins L.L.P. as to the legality of the securities being registered.

23.1**	Consent of Urish Popeck & Co., LLC.

23.3**	Consent of Vinson & Elkins L.L.P. (included as part of Exhibit 5.1 hereto).

24.1**	Power of Attorney (included on the signature page of this Registration Statement).

107**	Filing Fee Table
*	Previously filed.
**	Filed herewith.
¥
Certain schedules and exhibits to this agreement have been omitted in accordance with Item 601(a)(5) of Regulation S-K. A copy of any omitted schedule and/or exhibit will be furnished to the SEC on request.

#	Certain portions of this exhibit were redacted pursuant to Item 601(b)(2)(ii) of Regulation S-K.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, New York, on December 5, 2023.
Stronghold Digital Mining Inc.

By:	/s/ Gregory A. Beard
Gregory A. Beard
Chief Executive Officer and Chairman
Each person whose signature appears below appoints Gregory A. Beard and Matthew J. Smith, and each of them, any of whom may act without the joinder of the other, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and any Registration Statement (including any amendment thereto) for this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or would do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them of their, or his or her substitute and substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities indicated below as of December 5, 2023.
Name	Title	Date
/s/ Gregory A. Beard	Chief Executive Officer and Chairman (Principal Executive Officer)	December 5, 2023
Gregory A. Beard

/s/ Matthew J. Smith	Chief Financial Officer and Director (Principal Financial Officer and Principal Accounting Officer)	December 5, 2023
Matthew J. Smith

/s/ Sarah P. James	Director	December 5, 2023
Sarah P. James

/s/ Thomas J. Pacchia	Director	December 5, 2023
Thomas J. Pacchia

/s/ Thomas R. Trowbridge, IV	Director	December 5, 2023
Thomas R. Trowbridge, IV

/s/ Indira Agarwal	Director	December 5, 2023
Indira Agarwal

/s/ Thomas Doherty	Director	December 5, 2023
Thomas Doherty